Exhibit 99.1

Investors & Reporters May Contact:
Matt Pettoni
VP of Finance & Treasurer
(770) 418-8219
ir@asburyauto.com

ASBURY AUTOMOTIVE GROUP COMPLETES THE
ACQUISITION OF PARK PLACE DEALERSHIPS

Adds $1.7 billion in annualized revenues

Acquisition expected to be immediately accretive to cash flow and earnings

DULUTH, GA, August 24, 2020 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., has completed the acquisition of Park Place Dealerships adding approximately $1.7 billion in annual revenues.

“Park Place remains one of the best operators of luxury stores in the industry. Their portfolio of stores comes with a strong base of loyal clients and long-term team members throughout the high growth Dallas/Fort Worth market” said David Hult, Asbury's President and Chief Executive Officer. “We are thankful to both the Asbury and Park Place employees who have worked tirelessly over the last few weeks to complete this transaction. The talent in both organizations and the resilience of the dealer model have put us in a position to become a stronger and more diversified company. I am pleased to welcome all our new teammates at Park Place.”

Park Place owns and operates a portfolio of high volume, award winning luxury dealerships with premier real estate. Four stores are ranked among the top 10 stores in volume in the country amongst their franchise: Mercedes-Benz, Lexus, Porsche, and the Jaguar/Land Rover store. In addition, the other Lexus store and the Volvo store are ranked in the top 20 stores in volume nationally.

The transaction will increase Asbury’s geographic mix to 28% of revenue derived from the Texas market, and will further diversify the Company’s overall portfolio from 36% to approximately 49% of revenue derived from luxury brands. The luxury segment has historically delivered strong and stable margins that are significantly above those achieved by mid-line import and domestic brands. Luxury stores also tend to be more resilient in economic downturns, and have higher and more stable margins, fewer dealers nationwide, and a higher portion of gross profit from parts and service.

Park Place has a highly attractive mix of large dealerships with revenue comprised of 38% Mercedes-Benz, 37% Lexus, 12% Jaguar/Land Rover, 9% Porsche, and 4% Volvo.

The operating assets to be acquired include 12 new vehicle franchises, all of which are located in the attractive Dallas/Fort Worth market: 3 Mercedes-Benz, 3 Sprinter, 2 Lexus, 1 Jaguar, 1 Land Rover, 1 Porsche, and 1 Volvo. The acquisition will also include the Park Place auction and two collision centers.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. Asbury currently operates 91 dealerships, consisting of 114 franchises, representing 31 domestic and foreign brands of vehicles. Asbury also operates 25 collision repair centers. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans, market conditions and projections regarding Asbury's financial position, liquidity, results of operations, market position and dealership portfolio, and other initiatives and future business strategy. These statements are based on management's current expectations and beliefs and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the impact of the COVID-19 pandemic, market factors, Asbury's relationships with, and the financial and operational stability of, vehicle manufacturers and other suppliers, acts of God or other incidents which may adversely impact supply from vehicle manufacturers and/or present retail sales challenges, risks associated with Asbury's indebtedness (including available borrowing capacity, compliance with its financial covenants and ability to refinance or repay such indebtedness, on favorable terms), Asbury's relationships with, and the financial stability of, its lenders and lessors, risks related to competition in the automotive retail and service industries, general economic conditions both nationally and locally, governmental regulations, legislation, adverse results in litigation and other proceedings, and Asbury's ability to execute its technology initiatives and other operational strategies, Asbury's ability to leverage gains from its dealership portfolio, including its ability to realize the expected benefits of the acquisition of the Park Place dealership group. Asbury's ability to capitalize on opportunities to repurchase its debt and equity securities or purchase properties that it currently leases, and Asbury's ability to stay within its targeted range for capital expenditures. There can be no guarantees that Asbury's plans for future operations will be successfully implemented or that they will prove to be commercially successful.

These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in Asbury's filings with the U.S. Securities and Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.